Exhibit 23.2
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Morphic Holding, Inc. 2019 Equity Incentive Plan and the 2019 Employee Stock Purchase Plan of our reports dated February 24, 2022, with respect to the consolidated financial statements of Morphic Holding, Inc. and the effectiveness of internal control over financial reporting of Morphic Holding, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2021.

/s/ Ernst & Young LLP

Boston, Massachusetts
February 24, 2022